EXHIBIT 99.3
One GBC Plaza
Northbrook, Illinois 60062
[        •        ], 2005
To the Stockholders of General Binding Corporation:
      We cordially invite you to attend a special meeting of GBC stockholders to be held on [        •        ], 2005 at [        •        ], at [        •        ], local time. At the special meeting, we will ask you to consider and vote on a proposal to adopt the Agreement and Plan of Merger we entered into as of March 15, 2005 with Fortune Brands, Inc., ACCO World Corporation and Gemini Acquisition Sub, Inc., pursuant to which Gemini Acquisition Sub will merge into GBC and to approve the merger. As a result of the merger, GBC will become a wholly-owned subsidiary of ACCO World. The merger will take place immediately after Fortune Brands spins-off its shares of ACCO World to its stockholders. ACCO World will be renamed “ACCO Brands Corporation” prior to the merger. A condition to the completion of the merger is that the stock to be received by GBC stockholders be approved for listing on the New York Stock Exchange. ACCO World will apply to list the ACCO Brands common stock on the New York Stock Exchange under the trading symbol “ABD”.
      As GBC stockholders, you will be entitled to receive 1 share of common stock of ACCO Brands Corporation in exchange for each share of GBC common stock or GBC Class B common stock that you own. Immediately following the completion of the merger, GBC stockholders will hold 34% of the shares of ACCO Brands common stock on a fully diluted basis.
      The GBC board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, the GBC board of directors unanimously determined that the merger is in the best interests of GBC and its stockholders, approved the merger agreement and recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.
      Your vote is very important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of GBC common stock and Class B common stock entitled to vote at the special meeting. Only stockholders who owned shares of GBC stock at the close of business on [        •        ], 2005 will be entitled to vote at the special meeting. Whether or not you plan to be present at the special meeting, please complete, sign, date and return the enclosed proxy card. If you hold your shares in “street name”, you should instruct your broker how to vote in accordance with your voting instruction form. If you do not submit your proxy, instruct your broker how to vote your shares, or vote in person at the special meeting, it will have the same effect as a vote against adoption of the merger agreement and approval of the merger.
      Pursuant to a voting agreement among Fortune Brands, ACCO World and Lane Industries, Inc., Lane Industries has agreed, subject to limited exceptions, to vote its shares of GBC stock for the adoption of the merger agreement and approval of the merger. By virtue of its ownership of GBC stock as described in the accompanying proxy statement/ prospectus-information statement, Lane Industries controls approximately [        •        ]% of the voting power of the shares eligible to vote at the meeting. Accordingly, the adoption of the merger agreement and approval of the merger is practically assured.
      The accompanying proxy statement/ prospectus-information statement explains the spin-off, the merger and the merger agreement and provides specific information concerning the special meeting. Please review this document carefully. You should consider the matters discussed under “Risk Factors Relating to the Merger” on pages [ •  ] — [ •  ] of the accompanying proxy statement/ prospectus-information statement before voting.
      On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Dennis J. Martin
Chairman, President and Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/ prospectus-information statement or the ACCO Brands Corporation common stock to be issued in connection with the spin-off and merger, or determined if this proxy statement/ prospectus-information statement is accurate or adequate. Any representation to the contrary is a criminal offense.
This proxy statement/ prospectus-information statement is dated [        •        ], 2005,
and is first being mailed to stockholders on or about [        •        ], 2005.